EXHIBIT B

                          PROSPECTUS OF ATC FUNDS, INC.

                                   PROSPECTUS
                                  JULY 30, 2001

                                 THE WATER FUND
                                  (the "Fund")

                           A SERIES OF ATC FUNDS, INC.
                                 (the "Company")
                          125 Lincoln Avenue, Suite 100
                         Santa Fe, New Mexico 87501-2052
                                 1-866-375-7008

AS WITH ALL MUTUAL FUNDS, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

THE FUND

      What is the Fund's Investment Objective?........................
      What are the Fund's Primary Investment Strategies?..............
      What are the Principal Risks of Investing in the Fund?..........
      How Has the Fund Performed in the Past?.........................
      What are the Fund's Fees And Expenses?..........................
      An Example of Fund Expenses Over Time...........................

THE FUND'S INVESTMENT ADVISER

      The Adviser.....................................................
      The Portfolio Managers..........................................

HOW TO BUY AND SELL SHARES

DIVIDENDS AND DISTRIBUTIONS...........................................

TAX CONSIDERATIONS....................................................

GENERAL INFORMATION...................................................

FOR MORE INFORMATION..................................................

                                    THE FUND

WHAT IS THE FUND'S INVESTMENT OBJECTIVE?

     The Fund's investment objective is long-term growth of capital.

WHAT ARE THE FUND'S PRINCIPAL INVESTMENT STRATEGIES?

     The Adviser attempts to achieve the Fund's investment goals by:

     o investing in common stocks without restrictions regarding market capitalization;
     o normally investing at least 85% of the Fund's total assets in US and foreign common stocks; and
     o normally investing at least 85% of the Fund's total assets in the securities of "Water Companies".

     The Fund's Adviser defines "Water Companies" to be:

     o    publicly traded water utility and/or utility management companies;
     o companies that produce equipment and supplies used for water transport, cleansing, recycling, treatment and supply;
     o    companies that produce and/or supply quality  bottled  drinking water;
          and
     o companies that derive a significant portion of their annual revenues (at least 25%) from oceanic and other marine activities.

     As everyone knows, fresh, clean water is essential to all life on this planet. The Fund's Adviser believes that the continued availability of water and recurring problems with its potability will become highly focused issues in the 21st century. As water availability problems increase in priority, companies whose business focus revolves around water may experience dramatically increased growth and visibility among investors. The Adviser believes that the Fund is the first US mutual fund to recognize water as a principal investment opportunity.

     The Fund's Adviser believes that the Fund's investment objective is best achieved by investing in "Water Companies" that exhibit the potential for significant growth over the long term. The Adviser defines long-term as a time horizon of at least three years. To identify companies that have significant growth potential, the Adviser employs a value-oriented approach to stock selection. To choose the securities in which the Fund will invest, the Adviser seeks to identify companies which exhibit some or all of the following criteria:

     o    excellent prospects for growth;
     o    strong franchise;
     o    low price-to-earnings ratio ("P/E");
     o    low price-to-book value or tangible asset value;
     o    highly qualified  management;
     o    consistent free cash flow; and
     o    high returns on invested capital.

     The Fund may invest up to 40% of its total assets in foreign "Water Company" securities, either directly or in the form of American Depository Receipts ("ADRs"). The Fund will only invest in ADRs that are issuer sponsored. Sponsored ADRs typically are issued by a U.S. bank or trust company and evidence ownership of underlying securities issued by a foreign corporation. Where profitable utility situations or technological developments occur in countries without US listings or ADR opportunities, the Fund may directly invest in such securities on foreign exchanges. The Fund will not invest more than 25% of its total assets in foreign securities on foreign exchanges.

     The Fund will normally invest its remaining assets, if any, in cash equivalents, such as U.S. government debt instruments, money market mutual funds, and repurchase agreements.

WHAT ARE THE PRINCIPAL RISKS OF INVESTING IN THE FUND?

GENERAL RISKS- All investments are subject to inherent risks, and the Fund is no exception. Accordingly, you may lose money by investing in the Fund. When you sell your Fund shares, they may be worth less than what you paid for them because the value of the Fund's investments will vary from day-to-day, reflecting changes in market conditions, interest rates and numerous other factors.

STOCK MARKET RISK- The stock market tends to trade in cyclical price patterns, with prices generally rising or falling over sustained periods of time. The Fund invests primarily in common stocks, so the Fund will be subject to the risks associated with common stocks, including price volatility and the creditworthiness of the issuing company.

SMALL TO MEDIUM-CAP STOCK RISKS- The Fund may invest in companies with small to medium market capitalizations (generally less than $6 billion). Because these companies are relatively small compared to large-cap companies, may be engaged in business mostly within their own geographic region, and may be less well-known to the investment community, they can have more volatile share prices. Also, small companies often have less liquidity, less management depth, narrower market penetrations, less diverse product lines, and fewer resources than larger companies. As a result, their stock prices often react more strongly to changes in the marketplace.

FOREIGN SECURITIES RISK- Investments in foreign securities involve greater risks compared to domestic investments for the following reasons:

     o FOREIGN COMPANIES ARE NOT SUBJECT TO THE REGULATORY REQUIREMENTS OF U.S. COMPANIES, SO THERE MAY BE LESS PUBLICLY AVAILABLE INFORMATION ABOUT FOREIGN ISSUERS THAN U.S. COMPANIES.
     o Foreign companies generally are not subject to uniform accounting, auditing and financial reporting standards.
     o Dividends and interest on foreign securities may be subject to foreign withholding taxes. Such taxes may reduce the net return to Fund shareholders.
     o Foreign securities are often denominated in a currency other than the U.S. dollar. Accordingly, the Fund will be subject to the risks associated with fluctuations in currency values.
     o    Although  the Fund  will  only  invest  in  foreign  issuers  that are domiciled in nations considered to have stable and friendly governments, there is the possibility of expropriation, confiscation, taxation, currency blockage or political or social instability which could negatively affect the Fund.

FOCUSED PORTFOLIO RISK- The Fund is classified as "non-diversified" under the federal securities laws. This means that the Fund has the ability to concentrate a relatively high percentage of its investments in the securities of a small number of companies. Investing in this manner makes the Fund more susceptible to a single economic, political or regulatory event than a more diversified fund might be. Also, a change in the value of a single company will have a more pronounced effect on the Fund than such a change would have on a more diversified fund.

     Furthermore, the Fund is considered to be a sector fund, which means that it will concentrate the majority of its investments in a single industry; in this case, the water industry. Investing in a single industry makes the Fund more susceptible to negative impacts on that industry than a more diversified fund might be. Also, a change in the value of a single company within that industry might have a pronounced effect on the other companies in that industry, with the result that there would be a more pronounced negative effect on the Fund than such a change would have on a more diversified fund.

TEMPORARY DEFENSIVE POSITIONS- Ordinarily, the Fund's portfolio will be invested primarily in common stocks. However, the Fund is not required to be fully invested in common stocks and, in fact, usually maintains certain cash reserves. Under certain extraordinary market conditions, cash reserves may be a significant percentage of the Fund's total net assets. In the event such conditions occur, the Fund will invest its cash reserves in U.S. Government debt instruments, money market funds and repurchase agreements. During times when the Fund holds a significant portion of its net assets in cash, it will not be investing according to its investment objectives, and the Fund's performance may be negatively affected as a result.

HOW HAS THE FUND PERFORMED IN THE PAST?

The bar chart and table set out below help show the returns and risks of investing in the Fund. They show changes in the Fund's yearly performance over the lifetime of the Fund. They also compare the Fund's performance to the performance of the S&P 500 Index** during each period. You should be aware that the Fund's past performance may not be an indication of how the Fund will perform in the future. Also, on July 30, 2001, the shareholders of the Water Fund, a separate series of Declaration Fund, a registered management investment company, approved the reorganization of their fund into the ATC Water Fund. The returns shown below reflect the performance of the No-Load Class shares of the Declaration Water Fund, since this Fund and the Declaration Fund are identical in all respects and this Fund has assumed the shareholders and portfolio of the former Water Fund.

PERFORMANCE BAR CHART                        PERFORMANCE TABLE
                            ----------------------------------------------------
                            Average Annual Total Returns
35%                         ----------------------------
30%                         (For Periods ending on December 31, 2000)
25%                                           The Fund S&P 500 Index**
20%                                           ------------------------
15%                         One Year          +6.59%            -9.10%
10%          6.59%          Inception         +4.70%            +3.75%
05%                         (10/26/99)
------------ -------------- ----------------------------------------------------
             YEAR ENDED
             12/31/00

Best Quarter:     4th Qtr  2000.........  +3.55%
Worst Quarter:    1st Qtr  2000.........  -1.31%

WHAT ARE THE FUND'S FEES AND EXPENSES?

THESE TABLES DESCRIBE THE FEES AND EXPENSES YOU MAY PAY IF YOU BUY AND HOLD SHARES OF THE FUND.

                 SHAREHOLDER FEES
   (Fees Paid Directly From Your Investment)         CLASS A   CLASS C   INSTITUTIONAL
--------------------------------------------------------------------------------------
MAXIMUM SALES CHARGE (LOAD) IMPOSED ON PURCHASES
(as a percentage of offering price)                   5.00%     None        None
--------------------------------------------------------------------------------------
MAXIMUM DEFERRED SALES CHARGE (LOAD) (as a
percentage of redemption proceeds)                    None      1.00%       None
--------------------------------------------------------------------------------------

        ANNUAL FUND OPERATING EXPENSES
(Expenses That Are Deducted From Fund Assets)   CLASS A   CLASS C  INSTITUTIONAL
--------------------------------------------------------------------------------
MANAGEMENT FEES (1)                              1.50%     1.50%       1.50%
--------------------------------------------------------------------------------
DISTRIBUTION & SERVICING (12B-1) FEES(2)         0.25%     1.00%       0.00%
--------------------------------------------------------------------------------
OTHER EXPENSES(3)                                0.00%     0.00%       0.00%
--------------------------------------------------------------------------------
TOTAL ANNUAL FUND OPERATING EXPENSES             1.75%     2.50%       1.50%
--------------------------------------------------------------------------------

1. Management fees include a fee of 1.00% for investment advisory services and 0.50% for administrative and other services. Both fees are paid to the Fund's Adviser pursuant to separate agreements for each service.
2. Because payments under the 12b-1Plan are paid out of the Fund's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.
3. The Fund's Adviser is responsible for paying all the Fund's expenses except taxes, interest, litigation expenses and other extraordinary expenses. Because the Fund did not incur any of these expenses during its first fiscal year, no expenses are included in this category.

AN EXAMPLE OF EXPENSES OVER TIME

This example below is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in the Fund for the time periods indicated, reinvest all dividends and distributions, and then redeem all your shares at the end of those periods (because the Fund does not charge redemption fees, your costs would be the same even if you did not redeem your shares). The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

--------------------------------------------------------------------------------
SHARE CLASS              1 YEAR       3 YEARS       FIVE YEARS      TEN YEARS
--------------------------------------------------------------------------------
CLASS A                   $669        $1,025          $1,405         $2,469
--------------------------------------------------------------------------------
CLASS C                   $354         $781           $1,335         $2,847
--------------------------------------------------------------------------------
INSTITUTIONAL CLASS       $153         $476            $822          $1,800
--------------------------------------------------------------------------------

THE FUND'S INVESTMENT ADVISER

The Adviser
-----------
ATC Trust Company (the "Adviser"), 125 Lincoln Avenue, Suite 100, Santa Fe, New Mexico 87501, serves as investment adviser to the Fund. The Adviser is a state-regulated independent trust company incorporated and operating under the laws of the State of New Mexico.

The Adviser's principal business and occupation is to provide fiduciary trust services, financial management services and investment advisory services to individuals, foundations, and other institutions throughout the United States. The Adviser has been investment adviser to the Fund since its inception. The Adviser manages the investment portfolio and business affairs of the Fund under an Investment Advisory Agreement with the Fund, and manages, or arranges to manage, the daily operations of the Fund under an Operating Services Agreement.

For its investment advisory services to the Fund, the Fund pays to the Adviser, on the last day of each month, an annualized fee equal to 1.00% of the average net assets of the Fund, such fee to be computed daily based upon the daily average net assets of the Fund. For the Fund's fiscal years ending December 31, 1999 and December 31, 2000, the Fund paid advisory fees of $4,977 and $46,140, respectively, to the Adviser.

The Portfolio Managers
----------------------
Mr. Roger Decort and Mr. Owen Quattlebaum are responsible for choosing the securities in which the Fund will invest and for providing the day-to-day investment management services for the Fund. Mr. Decort is President and Chief Executive Officer of the Adviser. Mr. Quattlebaum is Senior Vice President and Chief Investment Officer of the Adviser. Mr. Quattlebaum and Mr. Decort have been executive officers of the Adviser since the firm's inception, and each has over thirty years experience in the financial management field.

                     HOW TO BUY AND SELL SHARES OF THE FUND

INVESTING IN THE FUND

Variable Pricing System
-----------------------
The Fund offers three classes of shares by this prospectus. The main differences between each class are sales charges, ongoing fees and investment minimums. In choosing which class of shares to purchase, you should consider which will be most beneficial to you, given the amount of your purchase and the length of time you expect to hold your shares. Each share class in the Fund represents interests in the same portfolio of investments in the Fund.

CLASS A SHARES.
---------------
Class A shares are offered at their public offering price ("POP"), which is net asset value ("NAV") per share plus the applicable sales charge. The sales charge varies depending on how much you invest. There are no sales charges on reinvested distributions. The following sales charges apply to your purchases of Class A shares:

                           Sales Charge     Sales Charge
                           As a % of        As a % of Net       Dealer
Amount Invested            offering price   Amount Invested     Reallowance
---------------            --------------   ---------------     -----------
Less than   $ 49,999       5.00%            5.26%               4.50%
$50,000 to  $ 99,999       4.50%            4.71%               4.00%
$100,000 to $249,999       3.50%            3.63%               2.75%
$250,000 to $499,999       2.25%            2.30%               1.75%
$500,000 to $999,999       2.00%            2.04%               1.50%
$1,000,000 or more         1.00%            1.01%               0.50%

Unified Financial Securities, Inc., ("UFSI") the Fund's principal underwriter, will pay the appropriate dealer concession to those selected dealers who have entered into an agreement with UFSI to sell shares of the Fund. The dealer's concession may be changed from time to time. UFSI may from time to time offer incentive compensation to dealers who sell shares of the Fund subject to sales charges, allowing such dealers to retain an additional portion of the sales load. A dealer who receives 90% or more of the sales load may be deemed to be an "underwriter" under the Securities Act of 1933, as amended.

On July 30, 2001, the shareholders of the Fund approved the reorganization of the Water Fund, a separate series of Declaration Fund into this Fund, a separate series of ATC Funds, Inc. a registered management investment company. As part of the reorganization, USFI became principal underwriter to the Fund. Prior to July 30, 2001, Declaration Distributors, Inc. served as principal underwriter to the Fund. For the Fund's fiscal year ending December 31, 2000, the Adviser paid $20,000 in distribution fees to Declaration Distributors, Inc.

Exemptions From Sales Charges
-----------------------------
The Fund will waive sales charges for purchases by fee-based registered investment advisers for their clients, broker/dealers with wrap fee accounts, registered investment advisers or brokers for their own accounts, employees and employee related accounts of the Adviser and for an organization's qualified retirement plan that places either (i) 100 or more participants or (ii) $300,000 or more of combined participant initial assets into the Fund, in the aggregate. For purchasers that qualify for fee waiver, shares will be purchased at NAV. The Fund also reserves the right to waive sales charges and fees, at its sole discretion, on a case by case basis.

Reduced Sales Charges
---------------------
You may qualify for a reduced sales charge by aggregating the net asset value of all your load shares previously purchased in the Fund with the dollar amount of shares to be purchased. For example, if you already owned Class A shares in the Fund with a combined aggregate net asset value of $450,000, and you decided to purchase an additional $60,000 of Class A shares of the Fund, there would be a sales charge of 2.00% on your $60,000 purchase instead of the normal 4.75% on that purchase, because you had accumulated more than $500,000 total in the Fund.

Letter of Intent
----------------
You can immediately qualify for a reduced or eliminated sales charge by signing a non-binding letter of intent stating your intention to buy an amount of shares in the Fund during the next thirteen (13) months sufficient to qualify for the reduction. Your letter will not apply to purchases made more than 90 days prior to the letter. During the term of your letter of intent, the transfer agent will hold in escrow shares representing the highest applicable sales load for the Fund each time you make a purchase. Any shares you redeem during that period will count against your commitment. If, by the end of your commitment term, you have purchased all the shares you committed to purchase, the escrowed shares will be released to you. If you have not purchased the full amount of your commitment, your escrowed shares will be redeemed in an amount equal to the sales charge that would apply if you had purchased the actual amount in your account all at once. Any escrowed shares not needed to satisfy that charge would be released to you.

CLASS C SHARES
--------------
Class C Shares are sold at net asset value without an initial sales charge. This means that 100% of your initial investment is placed into shares of the Fund. However, Class C shares pay an annual 12b-1 shareholder servicing fee of 0.25% of average daily net assets and an additional distribution fee of 0.75% per annum of average daily net assets.

In order to recover commissions paid to dealers on investments in Class C Shares, you will be charged a contingent deferred sales charge ("CDSC") of 1.00% of the value of your redemption if you redeem your shares within thirteen months from the date of purchase. You will not be charged a CDSC on reinvested dividends or capital gains, amounts purchased more than thirteen months prior to the redemption and increases in the value of your shares.

INSTITUTIONAL CLASS SHARES
--------------------------
The Fund also offers Institutional Class Shares of the Fund. This share class is sold without any sales loads or CDSCs. However, the minimum initial investment in institutional shares is $500 thousand and subsequent investment of $100 thousand. This share class is designed for large institutions.

Factors to Consider When Choosing a Share Class
-----------------------------------------------
When deciding which class of shares to purchase, you should consider your investment goals, present and future amounts you may invest in the Fund, and the length of time you intend to hold your shares. You should consider, given the length of time you may hold your shares, whether the ongoing expenses of Class Class C shares will be greater than the front-end sales charge of Class A shares and to what extent such differences may be offset by the lower ongoing expenses on Class A shares. To help you make a determination as to which class of shares to buy, please refer back to the examples of the Fund's expenses over time in the "FEES AND EXPENSES" Section of this Prospectus.

Minimum Investment Amounts
--------------------------
Payments for Fund shares must be in U.S. dollars and in order to avoid fees and delays, should be drawn on a U.S. bank. Fund management may reject any purchase order for Fund shares and may waive the minimum investment amounts in its sole discretion.

Your purchase of Class A or Class C Fund shares is subject to the following minimum investment amounts:

                  MINIMUM                   MINIMUM
TYPE OF           INVESTMENT                SUBSEQUENT
ACCOUNT           TO OPEN ACCOUNT           INVESTMENTS
--------------------------------------------------------------------------------
REGULAR           $2,500                    $1,000
IRAs              $1,000                    $  100
--------------------------------------------------------------------------------

                        AUTOMATIC INVESTMENT PLAN MEMBERS

                  MINIMUM                   MINIMUM
TYPE OF           INVESTMENT                SUBSEQUENT
ACCOUNT           TO OPEN ACCOUNT           INVESTMENTS
--------------------------------------------------------------------------------
REGULAR           $2,500                    $100 per month minimum
IRAs              $1,000                    $100 per month minimum
--------------------------------------------------------------------------------

The minimum initial investment in Institutional Class Shares of the Fund is $500 thousand, minimum subsequent investments of $100,000. Shareholders of the former series of Declaration Fund, also known as the Water Fund, are exempt from these minimum investment amounts.

Opening and Adding To Your Account
----------------------------------
You can invest in the Fund by mail, wire transfer and through participating financial service professionals. After you have established your account and made your first purchase, you may make additional purchases by telephone. You may also invest in the Fund through an automatic investment plan. Any questions you may have can be answered by calling the Fund, toll-free, at 1-866-375-7008.

Purchasing Shares By Mail
-------------------------
To make your initial investment in the Fund, simply complete the Application Form included with this Prospectus, make a check payable to The Water Fund, and mail the Form and check to:

                             Until October 31, 2001:

                               The ATC Water Fund
                         c/o Declaration Service Company
                           555 North Lane, Suite 6160
                             Conshohocken, PA 19428

                             After October 31, 2001:

                                 ATC Funds, Inc.
                         c/o Unified Fund Services, Inc.
                          431 North Pennsylvania Street
                           Indianapolis, Indiana 46204

To make subsequent purchases, simply make a check payable to The ATC Water Fund and mail the check to the appropriate above-mentioned address. Be sure to note your Fund account number on the check.

Your purchase order, if accompanied by payment, will be processed upon receipt by the Fund's Transfer Agent. If the Transfer Agent receives your order and payment by the close of regular trading on the NYSE (currently 4:00 p.m. Eastern time), your shares will be purchased at the Fund's NAV calculated at the close of regular trading on that day. Otherwise, your shares will be purchased at the NAV determined as of the close of regular trading on the next business day.

Purchasing Shares by Wire Transfer
----------------------------------
To make an initial purchase of shares by wire transfer, you need to take the following steps:

1.   Call 1-866-375-7008 to inform us that a wire is being sent.
2.   Fill out and mail or fax an Account Application to the Transfer Agent
3.   Obtain an account number from the Transfer Agent
4.   Ask your bank to wire funds to the account of:

                        UMB Bank, N.A., ABA #: 101000695
           Credit: The ATC Water Fund, Acct. # ----------------------
                Further credit: [Your Name, Your Account number]

Include your name(s), address and taxpayer identification number or Social Security number on the wire transfer instructions. The wire should state that you are opening a new Fund account, and should also state which share class you wish to purchase. If you fail to indicate your share class preference, Class A shares will be purchased for you.

To make subsequent purchases by wire, ask your bank to wire funds using the instructions listed above, and be sure to include your account number on the wire transfer instructions.

If you purchase Fund shares by wire, you must complete and file an Application Form with the Transfer Agent before any of the shares purchased can be redeemed. Either fill out and mail the Application Form included with this prospectus, or call the transfer agent and they will send you an application. You should contact your bank (which will need to be a commercial bank that is a member of the Federal Reserve System) for information on sending funds by wire, including any charges that your bank may make for these services.

Purchases through Financial Service Organizations
-------------------------------------------------
You may purchase shares of the Fund through participating brokers, dealers, and other financial professionals. Simply call your investment professional to make your purchase. If you are a client of a securities broker or other financial organization, such organizations may charge a separate fee for administrative services in connection with investments in Fund shares and may impose account minimums and other requirements. These fees and requirements would be in addition to those imposed by the Fund. If you are investing through a securities broker or other financial organization, please refer to its program materials for any additional special provisions or conditions that may be different from those described in this Prospectus (for example, some or all of the services and privileges described may not be available to you). Securities brokers and other financial organizations have the responsibility of transmitting purchase orders and funds, and of crediting their customers' accounts following redemptions, in a timely manner in accordance with their customer agreements and this Prospectus.

Purchasing Shares by Automatic Investment Plan
----------------------------------------------
You may purchase shares of the Fund through an Automatic Investment Plan ("Plan"). The Plan provides a convenient way for you to have money deducted directly from your checking, savings, or other accounts for investment in shares of the Fund. You can take advantage of the Plan by filling out the Automatic Investment Plan application included with this Prospectus. You may only select this  option  if  you  have  an  account  maintained  at  a  domestic  financial institution which is an Automatic Clearing House member for automatic withdrawals under the Plan. The Fund may alter, modify, amend or terminate the Plan at any time, and will notify you at least 30 days in advance if it does so. For more information, call the Transfer Agent at 1-866-375-7008.

Purchasing Shares by Telephone
------------------------------
In order to be able to purchase shares by telephone, your account authorizing such purchases must have been established prior to your call. Your initial purchase of shares may not be made by telephone. Shares purchased by telephone will be purchased at the per share NAV next determined after the Transfer Agent receives your order for shares. Call the Transfer Agent for details.

You may make purchases by telephone only if you have an account at a bank that is a member of the Automated Clearing House. Most transfers are completed within three business days of your call. To preserve flexibility, the Company may revise or eliminate the ability to purchase Fund shares by phone, or may charge a fee for such service, although the Company does not currently expect to charge such a fee.

The Fund's Transfer Agent employs certain procedures designed to confirm that instructions communicated by telephone are genuine. Such procedures may include, but are not limited to, requiring some form of personal identification prior to acting upon telephonic instructions, providing written confirmations of all such transactions, and/or tape recording all telephonic instructions. Assuming procedures such as the above have been followed, neither the Transfer Agent nor the Fund will be liable for any loss, cost, or expense for acting upon telephone instructions that are believed to be genuine. The Company shall have authority, as your agent, to redeem shares in your account to cover any such loss. As a result of this policy, you will bear the risk of any loss unless the Fund has failed to follow procedures such as the above. However, if the Fund fails to follow such procedures, it may be liable for such losses.

Determining Share Prices
------------------------
Shares of the Fund are offered at each share's net asset value ("NAV"). NAV per share is calculated by adding the value of Fund investments, cash and other assets, subtracting Fund liabilities, and then dividing the result by the number of shares outstanding. The Fund generally determines the total value of its shares by using market prices for the securities comprising its portfolio. Securities for which quotations are not available and any other assets are valued at fair market value as determined in good faith by the Adviser, subject to the review and supervision of the Board of Directors. The Fund's per share NAV is computed on all days on which the New York Stock Exchange ("NYSE") is open for business at the close of regular trading hours on the Exchange, currently 4:00 p.m. Eastern time. In the event that the NYSE closes early, the share price will be determined as of the time of closing.

Distribution Fees
-----------------
The Fund has adopted distribution and shareholder servicing plans (the "Distribution Plans"), pursuant to Rule 12b-1 under The Investment Company Act of 1940, as amended (the "1940 Act"), by class of shares, for the Fund. The Distribution Plans provide for fees to be deducted from the average net assets of the Fund in order to compensate the Adviser, principal underwriter or others for expenses relating to the promotion and sale of shares of the Fund.

Under the Class A Plan, the Class A shares of the Fund compensate the Adviser, principal underwriter and others for distribution expenses at a maximum annual rate of 0.25% (of which, the full amount may be service fees), payable on a monthly basis, of the Fund's average daily net assets attributable to Class A shares.

Under the Class C Plan, Class C shares of the Fund compensate the Adviser, principal underwriter and others for distribution and service fees at an annual rate of 1.00% (0.75% of which is a distribution fee) payable on a monthly basis, of the Fund's average daily net assets attributable to Class C shares. Amounts paid under the Class C Plan are paid to the Adviser, principal underwriter and others to compensate them for services provided and expenses incurred in the distribution of Class C shares, including the paying of ongoing shareholder servicing fees to persons who have sold Class C shares. The Class C Plan is designed to allow investors to purchase Class C shares without incurring a front-end sales load and to permit the distributor to compensate authorized dealers for selling such shares. Accordingly, the Class C Plan's purpose is to provide for the financing of the distribution of Class C shares. 12b-1 fees payable on Class C shares will be paid to the Adviser for the first thirteen months after the shares are purchased.

The Distribution Plans provide that the Fund may finance activities which are primarily intended to result in the sale of the Fund's shares, including but not limited to, advertising, printing of prospectuses and reports for other than existing shareholders, preparation and distribution of advertising materials and sales literature and payments to dealers and shareholder servicing agents.

The Distribution Plans are reviewed annually by the Fund's Board of Directors and may be renewed only by majority vote of the shareholders of the Fund's Classes or by majority vote of the Board, and in both cases also a majority vote of the "disinterested" Directors of the Fund, as that term is defined in the 1940 Act.

HOW TO SELL (REDEEM) YOUR SHARES

You may sell (redeem) your shares at any time. You may request the sale of your shares either by mail, by telephone or by wire.

By Mail
-------
Sale requests should be mailed via U.S. mail or overnight courier service to:

                             Until October 31, 2001:

                               The ATC Water Fund
                         c/o Declaration Service Company
                           555 North Lane, Suite 6160
                             Conshohocken, PA 19428

                             After October 31, 2001:

                                 ATC Funds, Inc.
                         c/o Unified Fund Services, Inc.
                          431 North Pennsylvania Street
                           Indianapolis, Indiana 46204

The selling price of the shares being redeemed will be the Fund's per share net asset value next calculated after receipt of all required documents in Good
Order, less any applicable CDSC (Class C shares only). Payment of redemption proceeds will be made no later than the third business day after the valuation date unless otherwise expressly agreed by the parties at the time of the transaction.

Good Order means that the request must include:

1.   Your account number.
2. The number of shares to be sold (redeemed) or the dollar value of the amount to be redeemed.
3. The signatures of all account owners exactly as they are registered on the account.
4.   Any required signature guarantees.
5. Any supporting legal documentation that is required in the case of estates, trusts, corporations or partnerships and certain other types of accounts.

Signature Guarantees --
--------------------
A signature guarantee of each owner is required to redeem shares in the following situations, for all size transactions:

1.   if you change the ownership on your account;
2. when you want the redemption proceeds sent to a different address than is registered on the account;
3. if the proceeds are to be made payable to someone other than the account's owner(s);
4.   any redemption transmitted by federal wire transfer to your bank; and

5. if a change of address request has been received by the Company or Unified Fund Services, Inc. within 15 days previous to the request for redemption.

In addition, signature guarantees are required for all redemptions of $10,000 or more from any Fund shareholder account. A redemption will not be processed until the signature guarantee, if required, is received in Good Order.

Signature guarantees are designed to protect both you and the Fund from fraud. To obtain a signature guarantee, you should visit a bank, trust company, member of a national securities exchange or other broker-dealer, or other eligible guarantor institution. (Notaries public cannot provide signature guarantees.) Guarantees must be signed by an authorized person at one of these institutions, and be accompanied by the words "Signature Guarantee."

By Telephone
------------
You may redeem your shares in the Fund by calling the Transfer Agent at 1-866-375-7008 if you elected to use telephone redemption on your account application when you initially purchased shares. Redemption proceeds must be transmitted directly to you or to your pre-designated account at a domestic bank. You may not redeem by telephone if a change of address request has been received by the Company or the Transfer Agent within 15 days previous to the request for redemption. During periods of substantial economic or market changes, telephone redemptions may be difficult to implement. If you are unable to contact the Transfer Agent by telephone, shares may be redeemed by delivering the redemption request in person or by mail. You should understand that with the telephone redemption option, you may be giving up a measure of security that you might otherwise have had were you to redeem your shares in writing. In addition, interruptions in telephone service may mean that you will be unable to effect a redemption by telephone if desired.

Shares purchased by check for which a redemption request has been received will not be redeemed until the check or payment received for investment has cleared, a period that may last up to 15 days.

By Wire
-------
You may request the redemption proceeds be wired to your designated bank if it is a member bank or a correspondent of a member bank of the Federal Reserve System. The Custodian charges a $10 fee for outgoing wires.

Redemption At The Option Of The Fund
------------------------------------
If the value of the shares in your account falls to less than $2,500, the Fund may notify you that, unless your account is increased to $2,500 in value, it will redeem all your shares and close the account by paying you the redemption proceeds and any dividends and distributions declared and unpaid at the date of redemption. You will have thirty days after notice to bring the account up to $2,500 before any action is taken. This minimum balance requirement does not apply to IRAs and other tax-sheltered investment accounts. This right of redemption shall not apply if the value of your account drops below $2,500 as the result of market action. The Company reserves this right because of the expense to the Fund of maintaining very small accounts. IRA and other qualified retirement plan accounts are not subject to the Fund's above-descried redemption rights.

DIVIDENDS AND DISTRIBUTIONS

Dividends paid by the Fund are derived from its net investment income. Net investment income will be distributed at least annually. The Fund's net investment income is made up of dividends received from the stocks it holds, as well as interest accrued and paid on any other obligations that might be held in its portfolio.

The Fund realizes capital gains when it sells a security for more than it paid for it. The Fund may make distributions of its net realized capital gains (after any reductions for capital loss carry forwards), generally, once a year.

Unless you elect to have your distributions paid in cash, your distributions will be reinvested in additional shares of the Fund. You may change the manner in which your dividends are paid at any time by writing to Unified Fund Services, Inc., 431 North Pennsylvania Street, Indianapolis, Indiana 46204.

TAX CONSIDERATIONS

The Fund intends to qualify as a regulated investment company under Sub Chapter M of the Internal Revenue Code so as to be relieved of federal income tax on its capital gains and net investment income currently distributed to its shareholders. To qualify as a regulated investment company, the Fund must, among other things, derive at least 90% of its gross income from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock, securities, or other income derived with respect to its business of investing in such stock or securities, and distribute substantially all of such income to its shareholders at least annually.

The Fund intends to distribute to shareholders, at least annually, usually in December, substantially all net investment income and any net capital gains realized from sales of the Fund's portfolio securities. Dividends from net investment income and distributions from any net realized capital gains are reinvested in additional shares of the Fund unless the shareholder has requested in writing to have them paid by check.

Dividends from investment income and net short-term capital gains are generally taxable to you as ordinary income. Distributions of long-term capital gains are taxable as long-term capital gains regardless of the length of time shares in the Fund have been held. Distributions are taxable, whether received in cash or reinvested in shares of the Fund.

You will be advised annually of the source of distributions for federal income tax purposes.

If you fail to furnish your social security or other tax identification number or to certify properly that it is correct, the Fund may be required to withhold federal income tax at the rate of 31% (backup withholding) from your dividend, capital gain and redemption payments. Dividend and capital gain payments may also be subject to backup withholding if you fail to certify properly that you are not subject to backup withholding due to the under-reporting of certain income.

Taxable distributions generally are included in your gross income for the taxable year in which they are received. However, dividends declared in October, November and December and made payable to shareholders of record in such month will be deemed to have been received on December 31st if paid by the Fund during the following January.

Distributions by the Fund will result in a reduction in the fair market value of the Fund's shares. Should a distribution reduce the fair market value below your cost basis, such distribution would be taxable to you as ordinary income or as a long-term capital gain, even though, from an investment standpoint, it may constitute a partial return of capital. In particular, you should be careful to consider the tax implications of buying shares of the Fund just prior to a distribution. The price of such shares include the amount of any forthcoming distribution so that you may receive a return of investment upon distribution which will, nevertheless, be taxable.

A redemption of shares is a taxable event and, accordingly, a capital gain or loss may be recognized. You should consult a tax Adviser regarding the effect of federal, state, local, and foreign taxes on an investment in the Fund.

GENERAL INFORMATION

The Fund will not issue stock certificates evidencing shares. Instead, your account will be credited with the number of shares purchased, relieving you of responsibility for safekeeping of certificates and the need to deliver them upon redemption. Written confirmations are issued for all purchases of shares.

In reports or other communications to investors, or in advertising material, the Fund may describe general economic and market conditions affecting the Fund and may compare its performance with other mutual funds as listed in the rankings prepared by Lipper Analytical Services, Inc. or similar nationally recognized rating services and financial publications that monitor mutual fund performance. The Fund may also, from time to time, compare its performance to the S&P 500, or some other appropriate index.

According to the law of Maryland under which the Company is incorporated, and the Company's bylaws, the Company is not required to hold an annual meeting of shareholders unless required to do so under the Investment Company Act of 1940. Accordingly, the Company will not hold annual shareholder meetings unless required to do so under the Act. Shareholders do have the right to call a meeting of shareholders for the purpose of voting to remove directors. Please see the SAI for further information on your rights as a shareholder.

The Board of Directors of the Company has approved Codes of Ethics (the "Codes") for the Company, the Adviser, and the Fund's principal underwriter. The Codes govern the personal activities of persons who may have knowledge of the investment activities of the Funds ("Access Persons"), requires that they file regular reports concerning their personal securities transactions, and prohibits activities that might result in harm to the Fund. The Codes also place significant restrictions on the ability of Access Persons to engage in personal transactions in securities that are or may be purchased and sold by the Fund. The Board is responsible for overseeing the implementation of and compliance with the Codes. A copy of each Code has been filed with the Securities and Exchange Commission ("SEC"). You can review and/or copy the Codes at the SEC's Public Reference Room in Washington, DC, and information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. You may also find a copy of the Codes on the SEC's EDGAR database at the SEC's web site (www.sec.gov ). Copies of the Codes can also be obtained, after paying a duplicating fee, by electronic request (publicinfo@sec.gov), or by writing the SEC's Public Reference Section, Washington, DC 20549-0102.

NOTICE OF PRIVACY POLICIES AND PROCEDURES

We collect non-public personal information about you from the following sources:
(i) information we receive from you on applications or other forms; and (ii) information about your transactions with us.

Our policies prohibit disclosure of non-public personal information about its present or former individual shareholders to anyone, except as permitted or required by law and except as necessary for entities providing services to us, performing functions for us or maintaining records on our behalf, to perform the applicable functions.

All services provided to you are through our service providers. All records containing your non-public personal information are at our service providers. These entities include our transfer agent, administrative service provider, and investment adviser. Contracts with these entities prohibit them from disclosing non-public personal information about you, require them to maintain physical, electronic, and procedural safeguards that comply with federal standards to guard your non-public personal information. We restrict access to non-public personal information about you to the entities described above.

On July 30, 2001, the shareholders of the Water Fund a series of the Declaration Fund ("Declaration"), an unincorporated Pennsylvania business trust operating and registered as an open-end management investment company. approved a reorganization agreement between Declaration and ATC Funds, Inc. (the "Company"), whereby the shareholders of that fund became shareholders of this Fund.

                              FINANCIAL HIGHLIGHTS

The financial data included in the table below have been audited by Tait, Weller & Baker, independent auditors. The information in the tables below should be read in conjunction with the Fund's latest audited financial statements and notes thereto, which may be obtained without charge by contacting the Company. The information contained below for fiscal years ending December 31 of each time period is for the Water

Fund when it was a series of Declaration Fund, and relates only to No-Load Class Shares (now Institutional Shares). Class A and Class C shares were not offered prior to December 31, 2000. However, since all share classes of the Fund are invested in the same portfolio of securities, the returns shown below will vary only to the extent that the various share classes have different sales charges and ongoing expenses.

                                                 For the Period
                                                 October 26, 1999*       Year Ending
                                                 to December 31, 1999    December 31, 2000

NET ASSET VALUE - BEGINNING OF PERIOD            $    10.00              $     9.89

Investment Operations:
   Net investment income                               0.02                    0.05
   Net realized and unrealized gain
      (loss) on investments                           (0.11)                   0.60
   Total from investment operations                   (0.09)                   0.65

DISTRIBUTIONS TO SHAREHOLDERS:
   From net investment income                         (0.02)                  (0.05)
   Total distributions                                (0.02)                  (0.05)

NET ASSET VALUE - END OF PERIOD                  $     9.89              $    10.49

TOTAL RETURN                                          (0.94)%                  6.59%

RATIOS/SUPPLEMENTAL DATA
   Net assets, end of period (in 000's)          $    3,048                   6,756
   Ratio of expenses to average net assets             1.75%(1)                1.75%
   Ratio of net investment income to
      average net assets                               1.03%(1)                0.71%
   Portfolio turnover rate                             9.67%                  35.93%

*  (commencement of operations)
(1) Annualized

                        See notes to financial statements

                           HOW TO GET MORE INFORMATION

Additional information about the Fund is available in the Fund's Statement of Additional Information (SAI). The SAI contains more detailed information on all aspects of the Fund. A current SAI, dated July 30, 2001 has been filed with the Securities and Exchange Commission ("SEC") and is incorporated by reference into this prospectus.

To receive information without charge concerning the Fund or to request a copy of the SAI or annual or semi-annual reports relating to the Fund, please contact the Fund at:

                                 ATC Funds, Inc.
                         c/o Unified Fund Services, Inc.
                          431 North Pennsylvania Street
                           Indianapolis, Indiana 46204
                                 1-866-375-7008

A copy of your requested document(s) will be sent to you within three days of your request.

OR YOU MAY VISIT OUR WEB SITE ON THE INTERNET AT WWW.ATC-FUNDS.COM.

Information about the Fund can also be reviewed and copied at the SEC's Public Reference Room in Washington, DC, and information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Information about the Fund is also available on the SEC's EDGAR database at the SEC's web site (www.sec.gov ). Copies of this information can be obtained, after paying a duplicating fee, by electronic request (publicinfo@sec.gov), or by writing the SEC's Public Reference Section, Washington, DC 20549-0102.

                           Investment Company Act No.
                                    811-8883